Exhibit 3.2
[SEAL]	BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
	Filed in the office of BARBARA K. CEGAVSKE	Document Number 20160062072-16
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
	Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/10/2016 10:40 AM
Entity Number E0121502007-7

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation
NET SAVINGS LINK, INC.

2. The articles have been amended as follows: (provide article numbers, if available)
ARTICLE IV:

The aggregate number of shares that the Corporation will have authority to issue is Eleven Billion (11,000,000,000) of which Ten Billion (10,000,000,000) shares will be common stock, with a par value of $0.001 per share and One Billion (1,000,000,000) shares will be preferred stock, with a par value of $0.00001 per share.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

5,014,900,000 – 62.69%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)
5. Signatures: (required)

X JAMES TILTON
Signature of Officer James Tilton, President
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in additional to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:   Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-6-16

ADDITIONAL ARTICLES
NET SAVINGS LINK, INC.

Section 1.  Capital Stock

The aggregate number of shares that the Corporation will have authority to issue is Eleven Billion (11,000,000,000) of which Ten Billion (10,000,000,000) shares will be common stock, with a par value of $0.001 per share, and One Billion (1,000,000,000) shares will be preferred stock, with a par value of $0.00001 per share.

The Preferred Stock may be divided into and issued in series.  The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, voting rights, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)	Voting powers, including but not limited to super voting rights and the right to have the preferred stock vote as a single class with the common shares on all matters submitted to shareholders; and,

(g)	Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our Board of Directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

In the event of our liquidation, holders of preferred stock will be entitled to received, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution.  Neither the sale, lease, or exchange of all or substantially all of our property and assets, nor any consolidation or merger, shall be deemed to be a liquidation.

Section 2.  Acquisition of Controlling Interest.

The Corporation elects not to be governed by NRS 78.378 to NRS 78.3793, inclusive.

Section 3.  Combinations with Interest Stockholders.

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

Section 4.  Liability.

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

(a)            acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)            the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Section 4 will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

Section 5.   Indemnification

(a)	Right to Indemnification. The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b)	Inurement. The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Section 5, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c)	Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Section 5 are not exclusive of any other rights that an Indemnitee may have or acquire under any statue, bylaw, agreement, vote of stockholders or disinterested directors, the Certificate of Incorporation or otherwise.

(d)	Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the request as a director, officer employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement or expenses from such other entity.

(e)	Advancement of Expenses. The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.